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                                                                    Exhibit 99.1

                     Polymer Group, Inc. Issues Earnings
                  Advisory for First Quarter and Fiscal 2000

For Immediate Release

Tuesday, March 14, 2000

[North Charleston, SC] -- Polymer Group, Inc. (NYSE: PGI) announced today, based on preliminary estimates, it expects first quarter 2000 earnings to be lower than consensus estimates despite sales growth of between 9% and 11%. PGI expects first quarter earnings per share to be between $0.06 and $0.08, and full year earnings per share to be in the range of $0.90 to $1.10, versus $1.04 per diluted share in fiscal year 1999. First quarter cash flow, or EBITDA, is expected to be approximately $40 million.

Factors affecting first quarter earnings include:

 . Changes and delays in orders for selected high margin products from certain consumer products customers

 . Timing variances between raw material price increases and the pass-through of those increases to customers

 .  Period expenses associated with two new APEX(TM) lines

Jerry Zucker, Chairman, President and Chief Executive Officer, commented, "We are disappointed to report lower than expected earnings expectations in light of very strong sales growth of 9 to 11 percent. A number of difficult factors have developed late in the quarter that cannot be remedied quickly enough to offset their negative impact."

A conference call, hosted by Jerry Zucker, will be held at 10:00 AM Eastern Time, Tuesday March 14th, 2000. To listen to this call, please dial 1-800-553-0326. A replay
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of the call will be available from 2:00 PM Eastern Time March 14th until
11:59 PM Eastern Time March 16th. To access the replay, please call 1-800-475-6701 and enter code 508388.

Polymer Group, Inc., the world's third largest producer of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The Company employs more than 4,500 people and operates 25 manufacturing facilities throughout the world. Polymer Group, Inc. is the exclusive manufacturer of Miratec(R) fabrics, produced using proprietary advanced laser technologies, which the Company believes have the potential to replace traditionally woven and knit textiles in a wide range of applications. Miratec(R) is a registered trademark of Polymer Group, Inc.

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause actual results to differ from those indicated in forward-looking statements can include, but are not limited to, the following: (i) increased competition in markets in which the Company competes, (ii) increased costs, (iii) changes in conditions of the general economy and (iv) the Company's substantial leverage position. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the Company's Registration Statement on Form S-4, declared effective on July 1, 1998.

For further information, please contact:
  Robert Johnston
  Investor Relations
  Polymer Group, Inc.
  P.O. Box 5069
  North Charleston, South Carolina, 29405
  Telephone No.: (843) 566-7293
  E-mail:  johnstonr@pginw.com   Web: www.polymergroupinc.com
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